EXHIBIT 99.3

2350 N. Sam Houston Parkway East Suite 300 Houston, Texas 77032 (281) 618-4700 Fax: (281) 618-4820

NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES CAPITAL PROGRAM
AND PROVIDES GUIDANCE FOR 2003

2003 Capital Budget for E&P Segment Rises 60%
to Accelerate Development of Overton Field

Houston, Texas - February 17, 2003...Southwestern Energy Company (NYSE: SWN) announced today a planned capital investment program for 2003 for its exploration and production (E&P) segment of $137.1 million, an increase of over 60% from the $85.2 million invested in 2002. The increased capital program is expected to be partly funded by the Company's planned common stock offering announced earlier today, with the net proceeds from the offering to be used to accelerate the development drilling of the Company's Overton Field properties in East Texas. It is expected that a total of $78.0 million will be invested in East Texas during 2003. Southwestern also intends to invest $7.7 million for improvements to its utility systems and $0.8 million for other corporate purposes, for a total planned capital investment of $145.6 million in 2003 (as compared to total capital investments of $92.1 million invested in 2002).

"Our results at Overton have been very positive over the past two years," stated Harold M. Korell, President and Chief Executive Officer of Southwestern Energy. "During that time, we have drilled a total of 33 wells in the Overton Field area with a 100% success rate. Daily gross production at the Overton Field has increased from 2.0 MMcfe per day in March 2001 to approximately 27.0 MMcfe per day at year-end 2002, resulting in net production of 5.9 Bcfe during 2002. The Company's proved reserves at the Overton Field increased to 111.0 Bcfe at year-end 2002, up from 57.6 Bcfe at year-end 2001 and 22.0 Bcfe at year-end 2000. Southwestern invested $33.6 million in the Overton Field area during 2002 and recorded proved reserve additions of 56.4 Bcfe with a finding and development cost of $0.60 per Mcfe, compared to a finding and development cost of $0.82 per Mcfe in 2001.

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We believe that the acceleration of the field's development will provide us with substantial growth in production and reserves over the next few years. Continued downspacing should allow us to drill approximately 100 additional wells in the area over the next two years. We intend to invest approximately $78.0 million in East Texas during 2003, which includes drilling up to 47 new wells using four drilling rigs at the Overton Field. Our average working interest in the Overton Field is 97% and average net revenue interest is 79%.

In 2003, over 80% of our capital is allocated to the drillbit, with the vast majority directed toward lower-risk development drilling in East Texas ($78.0 million) and in the Arkoma Basin ($22.6 million). The remainder of our E&P capital will be allocated to exploration and exploitation in the Permian Basin ($4.8 million) and South Louisiana ($21.7 million) and to new projects ($10.0 million)."

Southwestern plans to drill approximately 95 wells in 2003, compared to 65 wells drilled in 2002. Approximately two-thirds of those wells are low-risk development prospects located in the Arkoma Basin (30 wells and 60 workover projects) and in the Overton Field in East Texas (47 wells). The Company plans to participate in up to eight wells in the Gulf Coast and nine wells in the Permian Basin in 2003.

The foregoing statements regarding the planned capital investments for the year 2003 are considered to be forward-looking statements and the Company's actual capital investments could differ materially from those projected as a result of certain factors listed at the end of this press release.

Southwestern Issues Guidance for 2003

The following statements regarding estimates for the year 2003 are considered to be forward-looking statements and the Company's actual financial and operating results could differ materially from those projected as a result of certain factors listed at the end of this press release. Further, these projections do not reflect the potential impact of unknown events that may occur subsequent to this press release. The following forward-looking statements assume the full implementation of the Company's planned capital program for 2003, including the consummation of the aforementioned common stock offering.

Southwestern is targeting 2003 oil and gas production at 42 - 44 Bcfe, an increase of 5 - 10 percent over 2002 production levels. These projections for production growth in 2003 take into

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account the effect of the sale of the Company's Mid-Continent properties in 2002, which produced 2.5 Bcfe annually. Assuming NYMEX commodity prices of $4.25 per Mcf of gas and $24.50 per barrel of oil for 2003, the Company is targeting 2003 net income of $33 - $36 million, up from $14.3 million in 2002. The Company expects its operating income to approximate $77 - $80 million and its net income plus interest, income tax expense, depreciation, depletion and amortization (also known as EBITDA(1)) to be approximately $135 - $138 million.

The Company's differential for the average price received for its gas production is expected to be approximately $0.10 - $0.20 per Mcf below the NYMEX Henry Hub index price during 2003, excluding the impact of hedges. The Company's differential for the average price received for its oil production is expected to be approximately $1.25 per barrel below the West Texas Intermediate (WTI) crude oil price, excluding the impact of hedges. Southwestern currently has 30.4 Bcf of its gas production hedged in 2003 through a combination of fixed-price swaps and collars. The table below provides a detailed description of the Company's hedge position in 2003. Additionally, the Company has 340,000 barrels of oil hedged at an average WTI price of $26.58 per barrel in 2003. Southwestern's complete hedge position is also detailed in its Form 10-K for the year ending December 31, 2002 which will be filed on February 18, 2003 with the Securities and Exchange Commission.

The Company projects its gross margin from its utility segment (revenues less gas purchases) to approximate $50 - $55 million and the segment's operating income is expected to increase to approximately $7 - $9 million assuming normal weather. The utility filed an $11.0 million rate increase request with the Arkansas Public Service Commission in November 2002 and expects that any increase granted would be effective in September 2003.

With regard to other income and expenses, the Company's gas marketing segment is expected to generate approximately $2.0 - $2.5 million in operating income in 2003. The Company expects its total general and administrative expense to increase approximately $7.0 - $8.0 million in 2003, primarily due to increased pension, insurance and payroll costs (the Company expects to record pension expense of $3.0 - $5.0 million in 2003 compared to $0.9 million in 2002). The Company's net interest expense for the year is expected to be $18.0 - $20.0 million. Income taxes in 2003 are estimated at 38.0% and all are assumed to be deferred.

Assuming NYMEX commodity prices for 2003 of $4.25 per Mcf of gas and $24.50 per barrel of oil, the Company's projected results for 2003 are as follows:

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Estimated Production
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full-Year 2003
Estimated Production:
Gas (Bcf)	8.0 - 9.0	9.0 - 10.0	10.0 - 11.0	10.5 - 11.5	37.5 - 41.5
Oil (MBbls)	110 - 120	120 - 130	130 - 140	130 - 140	490 - 530
Total Production (Bcfe)	8.5 - 9.5	10.0 - 11.0	10.5 - 11.5	11.0 - 12.0	42.0 - 44.0

Gas Hedges in Place for 2003

		Weighted Avg. NYMEX Price
Swaps	Volumes (Bcf)	(per MMBtu)
1st Quarter	3.77	$3.59
2nd Quarter	3.43	$3.42
3rd Quarter	3.15	$3.42
4th Quarter	2.95	$3.42

		NYMEX Floor Price	NYMEX Ceiling Price
Collars	Volumes (Bcf)	(per MMBtu)	(per MMBtu)
1st Quarter	1.02	$3.00	$4.65
	1.00	$3.00	$4.75
	1.50	$3.25	$5.05

2nd Quarter	1.02	$3.00	$4.65
	1.00	$3.00	$4.75
	1.50	$3.25	$5.05
	1.00	$4.00	$5.85

3rd Quarter	1.02	$3.00	$4.65
	1.00	$3.00	$4.75
	1.50	$3.25	$5.05
	1.00	$4.00	$5.85

4th Quarter	1.02	$3.00	$4.65
	1.00	$3.00	$4.75
	1.50	$3.25	$5.05
	1.00	$4.00	$6.20

Oil Hedges in Place for 2003

		Weighted Avg. NYMEX Price
Swaps	Volumes (Bbls)	(per Bbl)
1st Quarter	70,000	$25.97
2nd Quarter	90,000	$26.73
3rd Quarter	90,000	$26.73
4th Quarter	90,000	$26.73

FY 2003 Projected

E&P Operating Expenses per Mcfe
Lease Operating Expenses	$0.31 - $0.35
Taxes, Other Than Income Taxes	$0.24 - $0.28
General & Administrative Expense	$0.38 - $0.42
Full Cost Pool Amortization Rate (2)	$1.14 - $1.18

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Other Operating Income and Expenses
Utility Operating Income ($ MM)	$7.0 - $9.0
Marketing Operating Income ($ MM)	$2.0 - $2.5
Other Non-Operating Loss ($ MM)	$0.0 - $0.5
Minority Interest Deduction ($ MM)	$1.0 - $2.0
Net Interest Expense ($ MM)	$18.0 - $20.0
Income Tax Rate (100% Deferred)	38.0%

The following table demonstrates different NYMEX price scenarios and their corresponding estimated impact on the Company's results for 2003, including current hedges in place:

NYMEX Commodity Prices	Earnings	Operating Income	EBITDA(1)
$3.50 Gas $22.00 Oil	$23 - $26 Million	$60 - $63 Million	$118 - $121 Million
$4.25 Gas $24.50 Oil	$33 - $36 Million	$77 - $80 Million	$135 - $138 Million
$5.00 Gas $28.00 Oil	$46 - $49 Million	$97 - $100 Million	$155 - $158 Million

  EBITDA is defined as net income plus interest, income tax expense, depreciation, depletion and amortization. Southwestern has included information concerning EBITDA because it is used by certain investors as a measure of the ability of a company to service or incur indebtedness and because it is a financial measure commonly used in the energy industry. EBITDA should not be considered in isolation or as a substitute for net income, net cash provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of the Company's profitability or liquidity. EBITDA as defined above may not be comparable to similarly titled measures of other companies. The Company believes that operating income is the financial measure calculated and presented in accordance with generally accepted accounting principles that is most directly comparable to EBITDA as defined. Please refer to "Business - Other Items - Reconciliation of Non-GAAP Measures" in Item 1 of Part 1 of the Company's Form 10-K for the year ended December 31, 2002 which will be filed on February 18, 2003 for an example of how EBITDA is reconciled to the Company's operating income as derived from its audited financial information.
  The Company's full cost pool amortization rate can vary from this estimate due to changes in the level of oil and gas reserves and changes in the levels of unevaluated costs.

Southwestern also issued press releases earlier today regarding financial and operating results for 2002 and to announce its intention to publicly offer common stock pursuant to an effective shelf registration statement. Additionally, the Company's management will host a teleconference call on Tuesday, February 18, at 10:00 a.m. EST to discuss the Company's fourth quarter and year-end 2002 results and its outlook for 2003. The toll-free number to call is 800-289-0572 and the reservation number is 462898. The teleconference can also be heard "live" over the Internet at the Company's website: http://www.swn.com. RealPlayer 8 Basic is required to listen to the teleconference and can be downloaded from the website.

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Southwestern Energy Company is an integrated natural gas company whose wholly-owned subsidiaries are engaged in oil and gas exploration and production, natural gas gathering, transmission, and marketing, and natural gas distribution. Additional information on the Company can be found on the Internet at http://www.swn.com.

Contacts:	Greg D. Kerley Executive Vice President and Chief Financial Officer (281) 618-4803	Brad D. Sylvester, CFA Manager, Investor Relations (281) 618-4897

All statements, other than historical financial information, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the Company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the timing and extent of changes in commodity prices for gas and oil, the timing and extent of the Company's success in discovering, developing, producing, and estimating reserves, property acquisition or divestiture activities that may occur, the effects of weather and regulation on the Company's gas distribution segment, increased competition, legal and economic factors, governmental regulation, the financial impact of accounting regulations and critical accounting policies, changing market conditions, the comparative cost of alternative fuels, conditions in capital markets and changes in interest rates, availability of oil field services, drilling rigs, and other equipment, as well as various other factors beyond the Company's control, and any other factors listed in the reports the Company has filed with the Securities and Exchange Commission. A discussion of these and other factors affecting the Company's performance is included in the Company's periodic reports filed with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2002 that will be filed on February 18, 2003.

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